UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________
Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
 ____________________
Date of Report (Date of earliest event reported): October 18, 2012
Accenture plc
(Exact name of Registrant as specified in its charter)

Ireland	001-34448	98-0627530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1 Grand Canal Square,
Grand Canal Harbour,
Dublin 2, Ireland
(Address of principal executive offices)
Registrant’s telephone number, including area code: (353) (1) 646-2000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 18, 2012, William D. Green, executive chairman of the Board of Directors (the “Board”) of Accenture plc (“Accenture”), advised the Board that he would step down as chairman and from the Board and retire from Accenture, effective February 1, 2013. Accenture also announced that Pierre Nanterme, Accenture’s chief executive officer, has been appointed to succeed Mr. Green as chairman of the Board upon Mr. Green’s retirement.
In connection with Mr. Green’s retirement from Accenture, the Board has determined to waive the remaining service-based vesting conditions for that portion of Mr. Green’s outstanding awards that is not otherwise scheduled to vest on or prior to his retirement. The waiver of service-based vesting applies to Mr. Green’s awards under the 2011 and 2012 Key Executive Performance Share Programs with respect to his shares of performance-vested restricted share units (which, assuming target performance, would be 76,236 shares), plus an additional number of shares that could be earned as dividend equivalents in accordance with Mr. Green’s equity award agreements. Although the Board waived the remaining service-based vesting conditions for these awards, the vesting for each award will occur only to the extent that performance objectives are met over the three-year performance period for each award, with the actual number of shares (which may be below, at, or above target) determined based on Accenture’s cumulative performance over the relevant performance period.
In addition, Mr. Green will receive office space with administrative support for his use after retirement, until such time that he notifies Accenture that he no longer wishes to maintain the office.
Item 9.01 Financial Statements and Exhibits
(d) The following exhibits are attached to this Current Report on Form 8-K

99	News release issued October 22, 2012, filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 22, 2012	ACCENTURE PLC

	By:	/s/ Julie Spellman Sweet
	Name:	Julie Spellman Sweet
	Title:	General Counsel, Secretary & Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description
99	News release issued October 22, 2012, filed herewith.